Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FOURTH QUARTER AND FISCAL 2008
LAUREL, Miss. (December 4, 2008) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2008.
     Net sales for the fourth quarter of fiscal 2008 were $460.2 million compared with $426.9 million for the same period a year ago. For the quarter, the Company reported a net loss of $51.9 million, or $2.56 per share, compared with net income of $24.1 million, or $1.18 per share, for the fourth quarter of fiscal 2007. The results for the fourth quarter of fiscal 2008 include an adjustment to record inventory values at the lower of cost or market of $29.7 million, net of the income tax benefit, or $1.46 per share, and unreimbursed expenses associated with Hurricanes Gustav and Ike of $736,000, net of the income tax benefit, or $0.04 per share. Excluding these adjustments, the net loss for the fourth quarter of fiscal 2008 was $21.5 million, or $1.06 per share.
     Net sales for fiscal 2008 were $1.724 billion compared with $1.475 billion for fiscal 2007. The net loss for the year totaled $43.1 million, or $2.13 per share, compared with net income of $78.8 million, or $3.88 per share, for last year. The results for fiscal 2008 include both adjustments described above, as well as a net charge of $1.7 million, or $0.08 per share taken during the third fiscal quarter, related to the settlement of certain donning and doffing litigation. Excluding these adjustments, the net loss for fiscal 2008 was $11.0 million, or $0.54 per share.
     “We experienced challenging market conditions through the fourth quarter of fiscal 2008,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Sales increased over the same quarter last year reflecting the Company’s production growth, and our annual sales were a record high for Sanderson Farms. However, like others in our industry, our business was affected by a decline in demand for chicken products from food service and casual dining customers, resulting in very weak market prices for white meat. Consumer demand for chicken products at the retail level has remained relatively stable, but restaurant traffic has been depressed due to current economic concerns. Our export customers have experienced difficulty obtaining the credit necessary to buy product, causing a decline in dark meat prices in October and November. While feed costs have moderated, they remain relatively high compared to historical prices and are negatively affecting profit margins.”
     According to Sanderson, overall market prices for poultry products were mixed, but mostly lower, in the fourth quarter of fiscal 2008 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately nine percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2007, and were higher by eight percent for the fiscal year compared with the prior year. However, boneless breast meat prices during the quarter averaged 22 percent lower than the prior-year period, and averaged over ten percent lower for fiscal 2008 compared with the prior year. Jumbo wing prices averaged $0.94 per pound during the fiscal year, down 16 percent from the average of $1.11 per pound for fiscal 2007. As a result of a strong export market through most of the fiscal year, the average market price for bulk leg quarters increased approximately 17 percent for the
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2008

December 4, 2008
quarter and 12 percent for fiscal 2008 compared with the same periods last year. However, market prices for leg quarters began to decline in October as the difficult worldwide economic issues began to impact the Company’s export customers’ access to credit. Cash market prices for corn and soybean meal delivered to the Company increased 43.5 percent and 51.7 percent, respectively, compared with the fourth quarter a year ago, and increased 29.8 percent and 48.4 percent, respectively, for the year ended October 31, 2008.
     The adjustment to record inventory values at the lower of cost or market described above consists of two primary parts. Generally accepted accounting principles require inventory to be valued at the lower of cost or market. Inventories at October 31, 2008, included approximately 71.2 million pounds of leg quarters and paws awaiting shipment into the export markets. The market prices for dark meat and paws declined below their costs during September and October, resulting in an approximately $8.1 million adjustment, net of income taxes, to processed inventory values, or $0.40 per share. In addition, the Company made an adjustment to the value of its live inventories. As with processed inventories, the value of live chickens, the costs for which are accumulated during the life of a flock as each flock is fed and cared for, must be at the lower of cost or market. Because market prices have declined, the projected cost to complete, process and sell broilers included in live inventory at year-end is expected to exceed the market value for the finished product. The Company’s fourth quarter and year-end results include a charge of $21.6 million net of income taxes, or $1.06 per share, to reduce the value of live inventories from cost to market. Excluding the inventory adjustment and hurricane losses, the Company’s net loss for the fourth quarter was $21.5 million, or $1.06 per share.
     “We continue to operate our business with a focus on those things we can control,” added Sanderson. “As we stated in August, we instituted our normal Fall production cuts a month earlier than usual on October 1, 2008, and delayed moving our new Waco, Texas, facility to full production. We have also lowered our target live weights at all our big bird deboning facilities, which will lower our production, and have reduced the number of head processed at our big bird deboning facilities by an additional 2.4 percent. While the current economic conditions are challenging, we remain confident about the future of our business, our balance sheet remains sound, and we look forward to the opportunities ahead in fiscal 2009. As always, our goal is to operate at the top of our industry and deliver long-term value to our shareholders.”
     Sanderson Farms will hold a conference call to discuss this press release today, December 4, 2008, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 11, 2008. Those without internet access or who prefer to listen via telephone may call 877-795-3646, access code 5842310.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2008.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2008

December 4, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Net sales	$460,226	$426,909	$1,723,583	$1,474,844
Costs and expenses:
Cost of sales	482,593	372,902	1,683,660	1,289,654
Live inventory adjustment	35,000	0	35,000	0
Processed inventory adjustment	13,100	0	13,100	0
Hurricane costs	1,194	0	1,194	0
Legal settlement (Donning & Doffing)	0	0	2,693	0
Selling, general and administrative	12,669	16,284	53,599	59,797

	544,556	389,186	1,789,246	1,349,451

Operating income (loss)	(84,330)	37,723	(65,663)	125,393

Other income (expense):
Interest income	31	171	174	364
Interest expense	(2,433)	(1,703)	(8,546)	(5,328)
Other	(56)	60	(49)	84

	(2,458)	(1,472)	(8,421)	(4,880)

Income (loss) before income taxes	(86,788)	36,251	(74,084)	120,513
Income tax expense (benefit)	(34,865)	12,180	(30,955)	41,680

Net income (loss)	$(51,923)	$24,071	$(43,129)	$78,833

Basic earnings (loss) per share	$(2.56)	$1.19	$(2.13)	$3.91

Diluted earnings (loss) per share	$(2.56)	$1.18	$(2.13)	$3.88

Dividends per share	$0.14	$0.14	$0.56	$0.50

Weighted average shares outstanding:
Basic	20,287	20,200	20,269	20,140

Diluted	20,287	20,390	20,269	20,301

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2008

December 4, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	October 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,261	$2,623
Accounts receivable, net	63,516	69,484
Refundable income taxes	31,030	1,102
Inventories	137,015	119,258
Deferred tax asset	15,888	1,772
Prepaid expenses	15,853	12,962

Total current assets	267,563	207,201

Property, plant and equipment	722,815	674,018
Less accumulated depreciation	(311,485)	(283,328)

	411,330	390,690

Other assets	2,265	2,482

Total assets	$681,158	$600,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$77,565	$78,697
Current maturities of long-term debt	1,219	455

Total current liabilities	78,784	79,152

Long-term debt, less current maturities	225,322	96,623
Claims payable	3,000	3,700
Deferred income taxes	20,085	16,352
Stockholders’ equity:
Common stock	20,289	20,239
Paid-in capital	28,859	24,719
Retained earnings	304,819	359,588

Total stockholders’ equity	353,967	404,546

	$681,158	$600,373

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